Exhibit (e)(4)

Execution version

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (the “Agreement”) is made this 7th day of February, 2007 by and between Golden Telecom, Inc., a company incorporated under the laws of the State of Delaware (‘GTI’) and OAO Vimpel-Communications, a company incorporated under the laws of the Russian Federation (“VIP”); (GTI and VIP, or a “Party” singularly or the “Parties” collectively) and

WHEREAS, the Parties are entering into discussions regarding a potential merger of their certain assets and business activities, or these of their certain affiliates and subsidiaries (the “Transaction”)

NOW THEREFORE,

In consideration of (a) GTI agreeing to make available to VIP certain information about GTI and its certain affiliates and subsidiaries and (b) VIP agreeing to make available to GTI certain information about VIP and its certain affiliates and subsidiaries, each of the Parties hereby agrees with and undertakes to the other as follows:

1. Otherwise than in accordance with the applicable regulations of the Nasdaq National Market, New York Stock Exchange and the other stock exchanges on which securities of the respective Party are traded, the United States Securities and Exchange Commission or other regulatory requirements (the “Applicable Regulations”) or by mutual agreement between the Parties, neither Party shall make or permit or procure to be made or solicit or assist any other person to make any announcement or disclosure of the Transaction; provided that for public announcement required pursuant to the Applicable Regulations, the Parties shall, to the extent permitted, to consult each other on the content and timing of the public announcement to be made and, in any event, notify the other Party as soon as practicable of any communication made in connection with the Transaction.

The content and timing of any public announcement by a Party, that is not required by law or regulatory authority, must be previously agreed by the other party in writing.

2. Each Party understands that prior to or during the course of negotiations, certain business, technical, financial, legal operational, administrative, marketing and economic information and other material and certain data of a secret and/or proprietary nature may be disclosed to the other Party, such Party’s employees and such Party’s agents or representatives (including such Party’s lawyers, accountants and financial and other advisers) (“Advisers”), either in written or pictorial form or orally. Such information and any discussions and negotiations, including the fact that discussions and negotiations may occur, and any other confidential or sensitive information about the other Party, its affiliates and businesses and affairs supplied by or on behalf of one Party to the other, its Advisers or employees in connection with the Transaction (“Confidential Information”) will be held in strict confidence by the other Party, its Advisers and employees and, save as mentioned below, will not be disclosed without the prior written consent of the Party which provided or caused such information to be provided, whether in writing or orally, in whole or in part, to any other person. Each Party agrees that it will take all reasonable measures to protect the Confidential Information with a high standard of care and that the Confidential Information shall be stored and handled in a way expected to prevent any unauthorized disclosure and/or use.

This obligation to keep the Confidential Information confidential shall survive the completion of our negotiations whether or not the Transaction is completed.

This undertaking does not apply to Confidential Information disclosed by a Party (the “Disclosing Party”) or such of it (i) which at the time of disclosure to the other Party, its Advisers or employees (the “Receiving Party”) is in the public domain, (ii) which was rightfully received from a third party without, as far as the Receiving Party is aware, any restriction as to its disclosure, (iii) which after such disclosure becomes generally available to third parties otherwise than through breach of this Agreement by the Receiving Party, its Advisers or employees, (iv) which was lawfully in the Receiving Party’s possession or that of the receiving Party’s Advisers or employees prior to disclosure, as evidenced by the Receiving Party’s written records or that of the Receiving Party’s Advisers, and which was not acquired directly or indirectly from the Party delivering such information (the Disclosing Party) or any of the Disclosing Party’s subsidiaries or Advisers or (v) the disclosure of which is required by law or Applicable Regulations provided that if any proceedings are commenced or action taken which could result in the Receiving Party’s Advisers or employees becoming compelled to disclose Confidential Information, the Receiving Party will immediately notify the Disclosing Party of such proceedings or action in writing and will take all reasonable steps to resist or avoid such proceedings or action, including all steps that may be reasonably requested and keep the Disclosing Party fully and promptly informed of all matters and developments relating thereto. If the Receiving Party is obliged to disclose Confidential Information to any such third party the Receiving Party will disclose only to such third party and will seek to disclose only the minimum amount of information consistent with satisfying the Receiving Party’s obligation. Furthermore the Receiving Party will, if possible, give the Disclosing Party prior written notice of the information proposed to be disclosed, the notice containing a copy of the proposed disclosure and a confirmation that the Receiving Party’s legal advisers’ opinion is that such disclosure is required. The Disclosing Party will be given an opportunity to discuss the relevant notice prior to any disclosure.

The Disclosing Party shall deliver the Confidential Information relating to the Transaction and protected hereunder only to the employees and/or Agents of the Receiving Party included in the Transaction work group list provided by the Receiving Party to the Disclosing Party in writing. The list may be amended and/or updated from time to time by the Receiving Party at its sole discretion. For the avoidance of doubt, any information which may be deemed Confidential Information, but which was provided by the Disclosing Party to employees and/or Agents of the Receiving Party not included in the Transaction work group list, shall not be protected by this Agreement (but is subject to protection, where and if applicable, under applicable laws and other confidentiality arrangements between the Parties).

3. The Receiving Party shall make no use of the Confidential Information for any purpose other than to evaluate the Transaction and the Receiving Party shall not use any Confidential Information so as to procure any commercial advantage over the Disclosing Party or any of its respective affiliates.

4. Neither the Receiving Party nor any of the Receiving Party’s Advisers will disclose any Confidential Information to any person other than to such of the Receiving Party’s directors, employees or Advisers who need to know such information to evaluate the Transaction. The Receiving Party will ensure that each individual to whom such disclosure is to be made is first aware of and adheres to the terms of this Agreement as if he or she were a party hereto. If required by the Disclosing Party, the Receiving Party will procure such persons and professional Advisers to execute written undertakings as to confidentiality in the form and with contents approved by the Disclosing Party.

The Receiving Party further agrees, and will procure the agreement of any of its Advisers and employees, not to make any copies in the form of any documents or extracts of documents containing Confidential Information if the Disclosing Party so instructs the Receiving Party in writing.

5. The Receiving Party shall keep a record of the Confidential Information provided to it or its Advisers and of the location of such Confidential Information and of any persons holding such Confidential Information. The Receiving Party and its Advisers upon demand will destroy or return to the Disclosing Party, and in any event if the Receiving Party ceases to be interested in the Transaction, any and all documents (including any notes, analyses or memoranda prepared by the Receiving Party, its Advisers or employees) containing any Confidential Information and of all copies thereof which shall have been made by or on the Receiving Party’s or its Advisers or employees behalf and/or expunge all Confidential Information from any computer, word processor or other device containing information.

The Receiving Party shall notify the Disclosing Party immediately, if it becomes aware that any Confidential Information has been disclosed in violation of the provisions of this Agreement.

6. Neither Party shall, either while negotiations on the Transaction are taking place or if the Transaction is abandoned during a period of up to two years after the date hereof, solicit or endeavour to entice any of the other Parties’ directors, employees or customers away from the other Party or its affiliates or initiate any contact of any kind with any employee or customer of the other Party or its affiliates either to join such Party or to become customers of such Party, its subsidiaries or associates, except that nothing herein shall preclude either Party from employing any person who responds to a general public announcement.

7. Each Party agrees that it shall not and shall procure that its Agents and controlled affiliates and their respective directors, officers and employees, while in possession of material non-public information relating to the other Party or any of its business, subsidiaries, affiliates or ventures shall not trade in the other Party’s publicly traded securities during such time as such information is material and non-public.

8. Each Party shall be responsible for any costs incurred by it or its Advisers in pursuing this matter.

9. Each Party shall be responsible for any breach of any of the terms of this Agreement by it or by any of its Advisers, officers or employees. Each Party will be liable to the other in respect of all claims, costs, expenses, loss or damage (including but not limited to legal costs) suffered by the other which may arise directly or indirectly from the unauthorized disclosure or use of the Confidential Information by such Party, its Advisers or employees or from any other breach of the terms of this Agreement.

10. Each Party agrees that documents or information, whether containing Confidential Information or not, made available to such Party, its Advisers or employees prior to, in the course of or for the purpose of negotiations will not constitute any offer by the Disclosing Party or on the Disclosing Party’s behalf nor will such documents or the information contained therein form the basis of any contract, representation or warranty which may be relied upon.

11. Each Party shall be responsible for making its own decision on the information and data contained in such documents referred to in paragraph 10 above and each Party acknowledges that neither a Disclosing Party nor any of its Advisers makes any representation or warranty about the accuracy or completeness of, and will have no liability for the use by the Receiving Party, its Advisers or employees of, such material.

12. Nothing in this Agreement shall impose or be deemed to impose on either Party an obligation to disclose Confidential Information or to enter into any agreement or transaction.

13. The Parties shall not assign or otherwise transfer their rights or obligations under this Agreement.

14. Notwithstanding anything contained herein to the contrary, the obligations of the Parties in this Agreement are conditioned upon receipt of the approval of the board of directors of VIP required by applicable law and the Charter of VIP, including in respect of interested party transactions under the laws of the Russian Federation.

15. It is understood and agreed that any failure by any Party in exercising its rights, powers or privileges hereunder shall not act as a waiver hereunder nor shall any single or partial exercise thereof preclude any further exercise of any right, power or privilege by either Party. Each Party acknowledges that, without prejudice to the other Party’s right to damages, specific performance is an appropriate remedy for breach of this Agreement.

16. The Parties agree to comply in all respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, (FCPA), which provides generally that under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder.

17. This Agreement shall commence on the date of signature and shall continue while the Confidential Information remains confidential unless otherwise agreed in writing by the Parties.

18. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.

The above undertakings expressed to be given by a Party’s Advisers or employees are given by such Party on their behalf and with their full knowledge and authority. Alternatively, they are given as undertakings to procure compliance by such third parties.

Each Party acknowledges that access to Confidential Information will only be sought by such Party and its named Advisers on the basis set out in this Agreement and that nothing in this Agreement shall constitute license or authority for access to be given other than to such Party or such Advisers or on any basis other than as set out in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

GOLDEN TELECOM, INC.

by:	/S/ JEAN-PIERRE VANDROMME
Name:	Jean-Pierre Vandromme
Title:	CEO

OAO VIMPEL-COMMUNICATIONS

by:	/S/ VLADIMIR V. RIABOKON
Name:	Vladimir V. Riabokon
Title:	Vice-president, Corporate Development